Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Form S-1 of Argyle Security, Inc. of our report, dated October 30, 2007, with respect to the consolidated balance sheet of ISI Detention Contracting Group, Inc. and Subsidiaries as of December 31, 2006, and the related consolidated statements of operations and cash flows for the seven months ended July 31, 2007 and the years ended December 31, 2006 and 2005.

We consent to the reference to us under the heading “Experts” in such Form S-1.

/s/ Padgett, Stratemann & Co., L.L.P.

Certified Public Accountants

San Antonio, Texas

May 29, 2008